Exhibit 10.10

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the "Agreement") is made and entered into as of June 27, 2008 (the "Effective Date") by and between Stephen D. Cox Supply ("Mr. Cox") and Cox Distributing, Inc., a Nevada corporation ("Cox Distributing").

BACKGROUND

Mr. Cox and Cox Distributing wish to establish an "arms length" agreement for the provision of services to be provided to Cox Distributing by Mr. Cox.

Cox Distributing is in the business of distributing organic fertilizer products in eastern Idaho (the “Fertilizer Distribution Business”).

Cox Distributing has requested Mr. Cox to provide certain services related to the operation of the Fertilizer Distribution Business and Mr. Cox desires to provide such services to Cox Distributing during the Term (as defined hereinafter).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Services.   During the term of this Agreement, Mr. Cox shall be entitled to the use of Cox Distributing's present facilities, equipment, information systems and files in order for Mr. Cox to provide the following services as it relates to the Fertilizer Distribution Business (the “Services”):

a.    Payroll.   All necessary payroll services, including the preparation and filing of Form W-2 for each employee of the Fertilizer Distribution Business.  Cox Distributing shall establish a bank account with funds sufficient to make payments for all amounts paid out to the employees of the Fertilizer Distribution Business pursuant to this Section 1(a) and such account shall be funded by Cox Distributing from the revenues generated by the Fertilizer Distribution Business.   Mr. Cox shall make all information relating to the payment of such employee payroll available to Cox Distributing upon reasonable request therefore.

b.  Accounting Services.   Mr. Cox agrees to provide Cox Distributing with accounting and financial assistance in closing the Fertilizer Distribution Business's books consistent with the fiscal close periods and procedures established by Cox Distributing.   Mr. Cox shall also assist Cox Distributing in maintaining financial statements for the Fertilizer Distribution Business, including preparation by Mr. Cox of balance sheets, profit and loss statements and a general ledger, preparing tax returns and whatever additional accounting and financial services as may reasonably be requested by Cox Distributing relating to the Fertilizer Distribution Business.

c.  Sales and Customer Service.  Mr. Cox shall provide all sales and customer service support for the Fertilizer Distribution Business including, without limitation, obtaining orders for sales and marketing of products offered by Cox Distributing and the supply of such products in connection with the operation of the Fertilizer Distribution Business answering customer inquiries, referring return information and requests to the appropriate personnel and such other functions as may be reasonably requested by Cox Distributing.

d.  Collection of Accounts Receivable.  Mr. Cox shall collect accounts receivable of Cox Distributing in a commercially reasonable manner.  Mr. Cox shall pay over to Cox Distributing all such Accounts Receivable as specified in Section 1 (e) hereof.  Mr. Cox will make available to Cox Distributing reports setting forth the amount of Accounts Receivable collected, the persons from whom such Accounts Receivable have been collected and, if specified by the payor, the invoice number and date to which such Accounts Receivable are to be applied.  Mr. Cox further agrees to make all information relating to the collection of the Accounts Receivable available to Cox Distributing upon reasonable request therefore.

e.  Collection Procedures.  Mr. Cox will collect all payments on invoices rendered by Cox Distributing.  Mr. Cox shall post all funds received to the corresponding invoice and make any appropriate deduction or adjustment in accordance with the procedures set forth by Cox Distributing.  Mr. Cox shall remit to Cox Distributing all cash collected on invoices, to the extent they are Accounts Receivable of the Fertilizer Distribution Business.

f.  Payment of Trade Payables.  Mr. Cox shall fund bank accounts from the revenues of the Fertilizer Distribution Business the proceeds of which shall be used for the payment of Cox Distributing's obligations relative to the Fertilizer Distribution Business such as payroll checks and checks for payment of accounts payable.

g.  Email.  Mr. Cox acknowledges and agrees that he shall be obligated to maintain at his own cost and expense, an email system relative to the operation of the Fertilizer Distribution Business.

h.  Computer Systems.  Mr. Cox acknowledges and agrees that he will maintain and operate the computer and information systems currently being utilized by Cox Distributing for sales and inventory reporting and tracking, accounts receivable and general ledger accounting (the “Computer Systems”).  Cox Distributing shall be permitted access to and use of the Computer Systems in order to permit Cox Distributing and/or Mr. Cox on behalf of Cox Distributing to close Cox Distributing's books, to record sales transactions, collect accounts receivables, process customer orders, process purchase orders, maintain inventory and to maintain Cox Distributing's general ledger.

i.  Data and Communication Services.  Mr. Cox shall provide all communication services, including, but not limited to, maintenance of the data communication lines and system, telephone system and other like services required for the Fertilizer Distribution Business.

j.  Employee Benefits.  Mr. Cox will be responsible for the administration of all existing health and welfare benefit plans offered to Cox Distributing employees, if any.

2.  Payments.  In addition to any specific reimbursement or other obligation of Cox Distributing set forth herein, during the term hereof, Cox Distributing shall pay to Mr. Cox an amount equal to all net revenues of the Fertilizer Distribution Business after payment of all expenses associated with the operation of such business including a reserve for payment of future expenses related to the operation of the business.

3.  Term.  Mr. Cox understands and acknowledges that the term of this Agreement is (i) on an “at-will” basis, (ii) is for an unspecified duration, and (iii) may be terminated at any time, with or without cause, and with or without notice, at Cox Distributing’s option.  In the event of the termination or expiration of this Agreement, the following provisions shall apply:

a.   Mr. Cox shall cease performing Services and shall submit an invoice for any amounts which may be due Mr. Cox under this Agreement as of the date of termination if there are any funds available from Fertilizer Distribution Business’ operations; and

b.   Mr. Cox shall deliver to Cox Distributing all information related to the operation of Fertilizer Distribution Business in Mr. Cox’s possession or under Mr. Cox’s control.

4.  Miscellaneous.

a.  Assignment.  Neither party shall assign any of its rights or delegate any of its obligations under this Agreement, without the express prior written consent of the other party.

b.  Amendments.  This Agreement may be amended, modified, or superseded, and any of the terms hereof may be waived, only by written instrument executed by the parties hereto or in the case of a waiver, by the party waiving compliance.  The failure of any party at any time to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of any term continued in this Agreement shall be deemed or construed as a further or continuing waiver of any such breach in any subsequent instance or a waiver of any such breach in any subsequent instance or a waiver of any breach of any other terms contained in this Agreement.

c.  Independent Contractors.   In performing the Services, nothing in this Agreement shall be construed to create the relationship of employer-employee, principal-agent or master-servant, either expressed or implied. Further, the relationship between the Parties is that of contract, Mr. Cox being an independent contractor, free from interference or control by Cox Distributing in the performance of the services set forth herein, subject only to the terms of this Agreement. Neither Cox Distributing nor Mr. Cox has the authority to bind or incur any obligation for the other, and each agrees that Mr. Cox will not hold itself out to any third party as having, or act toward any third party in any manner which would suggest that they have, any such authority.

d.  Ownership of Information.  Mr. Cox and Cox Distributing agree that all files, computer programs, tapes, records, materials, data, papers, reports, and other information relating to the services which were obtained as a result of its performance of its obligations under this Agreement are vested in and owned by Cox Distributing.  Mr. Cox agrees to return to Cox Distributing all such property owned by Cox Distributing and which is in Mr. Cox’s possession upon termination of this Agreement or at any earlier time immediately upon the request of Cox Distributing.  This clause will survive the termination of this Agreement.

e.  Headings.  Headings in this Agreement are for convenience only and shall not be deemed to have any substantive effect.

f.  Counterparts.  This Agreement may be executed on separate counterparts, each of which will be deemed an original, which counterparts may be delivered to the other party hereto by facsimile transmission, and all of which taken together will constitute one and the same instrument.

f.  Severability.  If any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

g.  Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with the laws of the State of Florida, without regard to choice of law principles thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Stephen D. Cox

By: /s/ Stephen D. Cox

Name:  Stephen D. Cox

Cox Distributing, Inc.

By: /s/ Stephen D. Cox

Name:  Stephen D. Cox

Title: Chief Executive Officer